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Exhibit (12)

Compass Bancshares, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
Three Months Ended March 31, 1996 and 1995

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                                             Three Months Ended
                                                  March 31
                                          --------------------------
                                             1996            1995
                                          ----------      ----------
                                                (in Thousands)
Pretax income                              $ 56,677        $ 37,803
Add fixed charges:
  Interest on deposits                       75,901          65,302
  Interest on borrowings                     22,108          20,557
  Portion of rental expense
   representing interest expense                860             864
                                          ----------      ----------
      Total fixed charges                    98,869          86,723
                                          ----------      ----------
    Income before fixed charges            $155,546        $124,526
                                          ==========      ==========

Pretax income                              $ 56,677        $ 37,803
Add fixed charges (excluding
 interest on deposits):
  Interest on borrowings                     22,108          20,557
  Portion of rental expense
   representing interest expense                860             864
                                          ----------      ----------
      Total fixed charges                    22,968          21,421
                                          ----------      ----------
    Income before fixed charges
     (excluding interest on deposits)      $ 79,645        $ 59,224
                                          ==========      ==========

RATIO OF EARNINGS TO FIXED CHARGES:
  Including interest on deposits              1.57x           1.44x
  Excluding interest on deposits              3.47x           2.76x

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